EXHIBIT 10.44

TYSON FOODS, INC.

PERFORMANCE STOCK AWARD

THIS PERFORMANCE STOCK AWARD (the “Award”) is made effective as of              (the “Award Date”) by TYSON FOODS, INC., a Delaware corporation, to              (the “Recipient”).

Preliminary Statements

A. To promote the success of the Company, the Company desires to provide the Recipient with an enhanced incentive to perform services on behalf of the Company to aid in its continued growth and financial success in a manner that aligns the interests of the Recipient with the interests, generally, of the stockholders of the Company.

B. The terms of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”) permit the Compensation Committee of the Board of Directors of the Company (the “Committee”) to grant shares generally on such terms and conditions as may be provided by the Committee.

C. Terms that are not defined in the text of this Award are contained in Section 4.10 below or in the Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Award and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1

Award of Performance Shares

1.1 Award of Performance Shares. Subject to the terms, restrictions, limitations, and conditions stated in this Award, the Company hereby awards to Recipient the right to receive up to              shares of Stock if and to the extent the Peer Group Goals are satisfied at the Measurement Date (the “Award”).

1.2 Performance Measure Conditions to Payment of Award. The extent, if any, to which the Recipient shall have the right to payment of the Award shall depend, in part, upon the extent to which the performance measure has been satisfied as of the Measurement Date, as specified below. The Peer Group Goals shall have the following benchmarks during the Performance Period:

(a) Threshold performance shall mean that the Company has outperformed five (5) members of its Peer Group on the basis of Stock Price Comparison, which shall result in the payment of              shares of Stock to the Recipient;

(b) Target performance shall mean that the Company has outperformed seven (7) members of its Peer Group on the basis of Stock Price Comparison, which shall result in the payment of              shares of Stock to the Recipient; and

(c) Maximum or above performance shall mean that the Company has outperformed nine (9) members of its Peer Group on the basis of Stock Price Comparison, which shall result in the payment of              shares of Stock to the Recipient.

Performance between the foregoing benchmarks shall result in the payment of a number of shares of Stock to the Recipient determined as a matter of applying a straight-line interpolation between the minimum number of shares of Stock specified in Clause (a) above and the maximum number of shares of Stock specified in Clause (c) above.

1.3 General Conditions to Payment of Award. Regardless of the extent to which the performance measures are attained under Section 1.2, the extent, if any, to which the Recipient shall have the right to payment of the Award is further conditioned upon the Recipient’s satisfaction of the following requirements during the Performance Period:

(a) The Recipient shall remain continuously in the employ of the Company or any Affiliate from the Award Date through the Vesting Date (as defined in Section 1.5 below), except as otherwise provided in Section 2.2 below; and

(b) If the Recipient has elected to deliver cash or a certified check under Section 1.4, the Recipient shall have delivered to the Company cash or a certified check for the payment of applicable tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the payment of the Award.

1.4 Optional Withholding Election. The Recipient may elect to (i) pay the applicable tax withholding obligations in cash or by certified check, or (ii) have the shares of Stock otherwise payable pursuant to the Award reduced by the smallest number of whole shares of Stock which, when multiplied by the fair market value of the Stock on the Payment Date (as defined in Section 1.5 below), as determined by the Committee, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the Award (the “Withholding Election”). The Recipient may make a Withholding Election only if all of the following conditions are met:

(a) the Withholding Election must be made at least 60 days prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit A attached hereto;

(b) if no Withholding Election is delivered by the Recipient to the Company and the Recipient has not satisfied the applicable tax withholding obligations in accordance with Section 1.3(b) above, the Company will automatically reduce the Award by the smallest number of whole shares of Stock which is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the Award; and

(c) any Withholding Election made will be irrevocable; however, the Board of Directors may, in its sole discretion, disapprove and give no effect to any Withholding Election.

1.5 Payment of the Award. The Award shall vest two (2) business days after the Measurement Date (the “Vesting Date”) and shall be paid in the appropriate number of shares of Stock of the Company, reduced, if applicable, in accordance with any Withholding Election tendered pursuant to Section 1.4, during the              calendar year but not prior to the Vesting Date (such date of payment is referred to herein as the “Payment Date”).

Section 2

Restrictions and Forfeitures

2.1 Forfeitures. Notwithstanding anything to the contrary in this Award, the Award shall expire and no payment of any type shall be due in the event of the occurrence of either one of the events described in Sections 3(b) or 3(c).

2.2 Death, Disability and Retirement. If, prior to the Vesting Date, the Recipient ceases to be employed by the Company and all of its Affiliates due to (i) death, (ii) Disability, or (iii) voluntary termination of employment after attaining at least age 62 and at least 12 months and one day have elapsed since the execution date by the Recipient of his/her most recent employment agreement with the Company (the “Employment Agreement”) and the Employees retirement, then the Recipient (or, if applicable, the legal representative of the Recipient) shall have the right to the payment of the shares of Stock subject to the Award, but only if and to the extent that the performance measures are satisfied at the Measurement Date, determined as if the Recipient had continued in the employ of the Company. If payment is due in accordance with this Section 2.2, the payment shall be made at the same time as payment would otherwise be due in accordance with Section 1.5.

2.3 Restrictions on Transfer of Award. No rights attributable to the Award may be conveyed, pledged, assigned, transferred, hypothecated, encumbered, or otherwise disposed of by the Recipient, except by the laws of descent and distribution.

Section 3

Expiration of the Award

The Award shall terminate upon the first to occur of the following events:

(a) the delivery of the appropriate number of shares of Stock to the Recipient following the occurrence of the Measurement Date upon attaining at least the threshold benchmark for the Peer Group Goals, as the terms of the Award so provide and, subject to any applicable exception in Section 2.2 above, the Recipient’s continuous employment with the Company or an Affiliate through the Vesting Date;

(b) the Recipient ceases to be employed by the Company and all of its Affiliates for any reason prior to the occurrence of the Vesting Date, other than as specified in Section 2.2; or

(c) the attainment of the Measurement Date and a corresponding failure to achieve at least the threshold benchmark for the Peer Group Goals.

Section 4

General Provisions

4.1 Committee Determinations. All determinations required by the terms of the Award shall be made by the Committee and such determinations shall be final, binding and conclusive upon the Recipient and the Recipient’s successors and permitted assigns.

4.2 Rights as Stockholder. Recipient shall have no rights as a stockholder with respect to any shares of the Stock of the Company as a result of this Award prior to the delivery of shares of Stock in payment of the Award.

4.3 Change in Capitalization. Except as otherwise provided in the Recipient’s Employment Agreement, if the outstanding shares of the Stock shall be recapitalized, reorganized or there is any other change in the corporate structure of the Company, the number of shares of Stock subject to the Award shall be adjusted by the Committee in a manner that it determines, in its sole discretion, best reflects the event.

4.4 Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Delaware.

4.5 Notice. Except as otherwise specified herein, all notices and other communications given with respect to this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Until further notice, the address for the Company is:

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

Attn: Vice President - Benefits

Any party may designate any other address to which notices shall be sent by giving notice of the address to the other party in the same manner as provided herein.

4.6 Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

4.7 Entire Agreement. Subject to the terms of the Plan, which are incorporated herein by reference, and Section 14 of the Employment Agreement (or any successor provision), this Award expresses the entire understanding and agreement of the parties with respect to the subject matter hereof.

4.8 Violation. Any transfer, pledge, sale, assignment, or hypothecation of any rights attributable to the Award shall be a violation of the terms of this Award and shall be void and without effect.

4.9 No Employment Rights Created. The grant of the Award shall not be construed as giving Recipient the right to continued employment with the Company or any Affiliate.

4.10 Definitions. For purposes of this Award, capitalized terms not defined herein or below shall have the meanings ascribed to them in the Plan:

“Company” means Tyson Foods, Inc.; however, where the context so requires, the term shall include any successor company or business entity.

“Measurement Date” means                     .

“Peer Group” means Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., H. J. Heinz Co., Hershey Foods Corporation, Kellogg Company, McCormick & Company, Inc., Sara Lee Corporation, Smithfield Foods, Inc., Pilgrim’s Pride Corp. and Hormel Foods Corporation. If one or more members of the Peer Group ceases to be the surviving entity in a corporate transaction, the successor entity shall replace the entity which has ceased to exist provided that the primary business of the successor entity and its affiliates is in substantially the same lines of business as the Company. If a member of the Peer Group (a) ceases to have any class of securities registered under the Securities Exchange Act of 1934; (b) ceases to exist in circumstances where there is no successor entity or where the primary business of the successor entity and its affiliates is not in substantially the same lines of business as the Company; or (c) becomes bankrupt, that member of the Peer Group shall be deleted as a member of the Peer Group and shall not be counted for purposes of measuring satisfaction of the benchmarks provided in Section 1.2 and said benchmarks shall be reduced accordingly.

“Peer Group Goals” means the performance measures specified in Section 1.2.

“Performance Period” means the period beginning as of the Award Date and ending on the Measurement Date.

“Stock” means the shares of the Class A Common Stock of the Company granted as performance stock under this Award.

“Stock Price Comparison” means the comparison of the Company’s Stock price against the stock price for each of the Peer Group companies, each as reported in The Wall Street Journal. Such comparison shall begin with the closing price for the Company’s Stock and the stock of each of the Peer Group companies on                      and end with the average closing price of each company’s stock for the thirty (30) trading days ending on the Measurement Date.

IN WITNESS WHEREOF, the Company has executed this Award as of the date set forth below.

TYSON FOODS, INC.

By:
Title:	President and CEO